Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2013 Stock Incentive Compensation Plan of Newmont Mining Corporation of our reports dated February 17, 2016, with respect to the consolidated financial statements and schedules of Newmont Mining Corporation and the effectiveness of internal control over financial reporting of Newmont Mining Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

November 16, 2016